Exhibit 11
                       AZTAR CORPORATION AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE For the periods ended March 31, 1994 and April 1, 1993
             -------------------------------------------------------
                      (in thousands, except per share data)

                                                        First Quarter
                                                    -------------------
                                                      1994       1993
                                                    --------  ---------

Net income                                          $  4,553   $  1,584
Deduct: preferred stock dividend
  (net of income taxes credited to
  retained earnings)                                    (156)      (154)
                                                    --------   --------

Net income applicable to computation                $  4,397   $  1,430
                                                    ========   ========
Weighted average common shares
  assuming no dilution                                37,364     37,181
   Stock options that had a dilutive
    effect on net income (based on
    relationship of market value to
    exercise price), assumed to have
    been exercised on the first day
    of each period (or date of grant,
    if later), less number of shares
    which could have been purchased
    from the proceeds of such assumed
    exercise:
     Number of shares using the
     weighted average market price
     for the assumed purchase of
     shares described above                              897      1,110
                                                    --------   --------
Weighted average common shares
  applicable to net income per
  common and common equivalent share                  38,261     38,291

     Additional shares using the market
     close price at the end of the period
     for the assumed purchase of shares
     described above                                      --          5

   Conversion of preferred stock at
     the stated rate assumed to have
     been converted at the beginning
     of the earliest period reported
                                                       1,031      1,045
                                                    --------   --------
Weighted average common shares
  assuming full dilution                              39,292     39,341
                                                    ========   ========

Net income per common and common equivalent share   $    .11   $    .04

Net income per common share assuming full dilution  $    .11   $    .04